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                                 EXHIBIT 23.01

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     The Management Board
     SOLUTION42 AG:


     We consent to the incorporation by reference in the registration statement (No. 33-49848) on Form S-3 of Portal Software, Inc. of our report dated September 15, 2000 except for notes 15 and 16 which are as of December 15, 2000, with respect to the combined balance sheets of Solution42 as of December 31, 1999 and 1998, and the related combined statements of income, net assets, and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the Form 8-K/A of Portal Software, Inc. dated January 12, 2001.



      /s/ KPMG Deutsche Treuband-Gesellschaft
          Aktiengesellschaft Wirtschaftsprufungsgesellschaft
     -------------------------------------------------------
     KPMG Deutsche Treuband-Gesellschaft
     Aktiengesellschaft Wirtschaftsprufungsgesellschaft

     Hamburg, Germany
     January 12, 2001